Exhibit 99.2

Contacts:
James M. Frates
Chief Financial Officer
Alkermes, Inc.
(617) 494-0171

Investor Relations:
Jaren Madden
Alkermes, Inc.
(617) 583-6402

Media Relations:
Barbara Yates
Alkermes, Inc.
(617) 583-6321

FOR IMMEDIATE RELEASE

ALKERMES ANNOUNCES PLACEMENT OF $170 MILLION IN
NON-RECOURSE NOTES SECURED BY RISPERDAL CONSTA® REVENUES

Cambridge, MA, February 3, 2005 — Alkermes, Inc. (Nasdaq: ALKS) today announced that it has closed with institutional investors a private placement of 7% secured notes due 2018 with a face amount of $170 million. The transaction resulted in proceeds to Alkermes of approximately $145 million after allowing for the discounted offering price and transaction costs. Payments of principal and interest on the notes will be made solely out of manufacturing and royalty revenues from the manufacture and sale of Risperdal Consta® [(risperidone) long-acting injection], an atypical antipsychotic approved for the treatment of schizophrenia and marketed by Janssen-Cilag (“Janssen”), a wholly-owned division of Johnson & Johnson. Once the principal and interest on the notes are repaid in full, Alkermes will receive all royalty payments and manufacturing fees under the terms of its existing arrangement with Janssen.

The notes are non-recourse to Alkermes and nonconvertible. All interest and principal will be paid back solely from revenues associated with Risperdal Consta. The notes are not convertible into Alkermes equity and the notes have no warrants or any other equity-linked features. The issuer of the notes, RC Royalty Sub LLC (“Royalty Sub”), is a wholly-owned indirect subsidiary of Alkermes. Alkermes will use the proceeds of the placement to advance its proprietary product candidates, including Vivitrex, as well as for working capital and general corporate purposes.

The annual cash coupon rate on the notes is 7%, with interest payable quarterly beginning April 1, 2005. Investors in the notes will receive securities with an aggregate principal amount of $170 million, resulting in a maximum effective yield to maturity of 9.75% if the notes are repaid on or prior to the legal final maturity date of January 1, 2018. Alkermes will receive all of the Risperdal Consta revenues in excess of interest and principal payments. Through January 1, 2009, note holders will receive only the quarterly cash interest payments, and beginning on April 1, 2009, principal payments will be made to investors, subject to certain conditions. Timing of the principal repayment will be based on the revenues received by Royalty Sub but will occur no earlier than equally over the twelve quarters between April 1, 2009 and January 1, 2012, subject to certain conditions. The notes, however, may be redeemed at Alkermes’ option, subject to the payment of a redemption premium.

The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Act. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. A more detailed description of the obligations of Alkermes and Royalty Sub can be found in our Form 8-K, filed with the Securities and Exchange Commission in connection with this transaction.

About Alkermes, Inc.

Alkermes, Inc. is a pharmaceutical company that develops products based on sophisticated drug delivery technologies to enhance therapeutic outcomes in major diseases. The Company’s lead commercial product, Risperdal Consta® [(risperidone) long-acting injection], is the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, and is marketed worldwide by Janssen-Cilag (“Janssen”), a wholly owned subsidiary of Johnson & Johnson. The Company’s lead proprietary product candidate, Vivitrex® [(naltrexone) long-acting injection], is a once-a-month injection for the treatment of alcohol dependence. The Company has a pipeline of extended-release injectable products and pulmonary drug products based on its proprietary technology and expertise. Alkermes’ product development strategy is twofold: the Company partners its proprietary technology systems and drug delivery expertise with several of the world’s finest pharmaceutical companies and it also develops novel, proprietary drug candidates for its own account. The Company’s headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning repayment of the notes out of revenues on the manufacture and sale of Risperdal Consta. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the Company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include: whether manufacturing and royalty revenues for Risperdal Consta will generate sufficient revenues to repay the notes, particularly because the Company relies on its partner to market this product; whether additional regulatory approvals will be received or whether additional commercial launches of Risperdal Consta in countries where it has been or may be approved occur in a timely and successful manner; and whether the Company is able to successfully and efficiently manufacture Risperdal Consta. For further information with respect to factors that could cause the Company’s actual results to differ from expectations, reference is made to the reports the Company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

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